Exhibit 99.1

Boston Therapeutics' BTI-320 in Clinical Trial Significantly Reduces Both Glucose and Fructose Levels in Blood

Interim Clinical Results of BTI-320 on Post-Prandial Hyperglycemia in High-Risk Chinese Subjects with Pre-Diabetes.

MANCHESTER, NH -- (Marketwired) -- 09/15/15 -- Boston Therapeutics, Inc. (OTCQB: BTHE) today announced that its Hong Kong affiliate, Advance Pharmaceutical Company, Ltd. (APC), is conducting a clinical trial at The Chinese University of Hong Kong (CUHK) to evaluate BTI-320 in subjects who are pre-diabetic. The clinical trial has enrolled 56 of the planned 60 pre-diabetic patients. Also, the interim clinical analysis in the proof of concept trial demonstrate up to 77% reduction in Glucose and up to 27% in Fructose.

This key developmental trial and the associated endpoints are pivotal for concluding the BTI-320 registration in mainland China. The pivotal trial for product registration will enter the final phase for registration through testing this month 2015. The clinical trial is planned to be completed by year end and the overall dossier for approval is targeted to be submitted in January 2016 for pending country wide approval in the first half of 2016. BTI-320 is planned to address and benefit a population of 495,000,000 million pre-diabetic people in China (JAMA. 2013 Sep 4;310(9):948-59) and 50% of the entire population in the USA, who are pre-diabetic and diabetic (JAMA. 2015;314(10):1021-1029) and could make a significant contribution to controlling healthcare costs.

Enrollment in the CUHK trial is on track to conclude by November 2015 and is expected to confirm the assessment of prevention biomarker parameters associated with postprandial glucose (PPG) spikes, Fructose accumulation (Fructosamine blood testing) and PPG maximum amplitude peaking and Fructosamine appears to be a major detrimental aspect and predicament to lowering HbA1c and forestalling the onset and the advancement of type 2 Diabetes without the hypoglycemic threat possible with many of the treatment compounds presently associated with diabetes treatment.

The Chinese FDA process is a major focus of APC's alliance partnership in Asia, where they are piloting clinical marketing education programs, specifically in Korea, Hong Kong, Singapore, and most recently Japan.

David Platt, Ph.D., CEO of Boston Therapeutics, said, "BTI-320 is the only drug candidate in development to block Glucose and Fructose and other sugars simultaneously.  We are fortunate to have APC as a financial partner to conduct and fund these and other studies and look forward to commercializing BTI-320 where we may help many people to manage this world health mandate to manage blood sugar."

Boston Therapeutics developed BTI-320 and markets it through APC in Asia. BTI-320 is a non-systemic chewable compound designed to reduce post-meal elevation of blood Glucose, Fructose and other key Sugars. BTI-320 is to be taken before meals and works in the gastrointestinal tract to block the action of carbohydrate-hydrolyzing enzymes that break down complex carbohydrates into simple sugars, reducing the availability of glucose Fructose and other sugars for absorption into the bloodstream.

The single-center, 16-week, randomized, double-blind, placebo-controlled, three-treatment arm pilot trial is designed to evaluate the tolerability, safety and efficacy of BTI-320 in high-risk Chinese subjects with pre-diabetes. The primary endpoint is change in serum Fructosamine in subjects treated with low-dose BTI-320 and high-dose BTI-320 compared with placebo from baseline to Week 4. The secondary endpoints include changes in Area Under the Curve (AUC) and HbA1c in subjects treated with low-dose BTI-320 and high-dose BTI-320 compared with placebo from baseline to Week 4 and Week 16. A total of 60 subjects are expected to be recruited for the trial.

Dr. Juliana CN Chan, PRCP is the lead principal investigator and the lead clinical site is the Department of Medicine, The Chinese University of Hong Kong, Prince of Wales Hospital.

Obesity and Fructose/ Serum Fructosamine

Obesity is a major epidemic and excessive consumption of high-fructose corn syrup (HFCS) in beverages plays a role. The consumption of HFCS increased dramatically in the last several decades. Today, HFCS represents a significant portion of caloric sweeteners added to foods and beverages and is a caloric sweetener used in soft drinks. Sucrose is one part glucose and one part fructose. These are two "sugars," one the body uses for energy and the other is made into fat if not utilized and converted into glucose. The digestion, absorption, and metabolism of fructose differs from the metabolism of glucose. In addition, unlike glucose, fructose does not stimulate insulin secretion or enhance leptin production (the hormone that signals us to stop eating). Because insulin and leptin act as key afferent signals in the regulation of food intake and body weight, this suggests that fructose may contribute to increased energy intake and weight gain. Furthermore, calorically sweetened beverages may enhance caloric overconsumption. Thus, the increase in consumption of HFCS has a temporal relation to the epidemic of obesity, and the overconsumption of HFCS in calorically sweetened beverages may play a role in the epidemic of obesity.

BTI-320 is being administered as an oral chewable tablet containing either four grams of BTI-320 or matching placebo. All subjects are instructed to take two chewable tablets prior to meal ingestion. Low-dose BTI-320 consists of one active chewable tablet and one placebo chewable tablet; high-dose BTI-320 consists of two active chewable tablets.

About Advance Pharmaceutical Company, Ltd.

Advance Pharmaceutical Company is a leading Hong Kong-based pharmaceutical company. Advance Pharmaceutical Company currently sells more than 400 types of licensed pharmaceutical products, consisting of prescription and over the counter products to local dispensaries, medicine shops, clinics and hospitals, as well as chain stores, such as 7-11, Wellcome, Park-N-Shop, Mannings and Watson's. Outside of Hong Kong, Advance Pharmaceutical Company has been building and maintaining its marketing network in Macau since 1983 and has many years of experience in exporting and distributing pharmaceutical products to China. Currently, Advance Pharmaceutical Company's products penetrate 90% of dispensaries and drug stores in Macau. Additional information is available at http://www.apc.com.hk/aboutus.php.

About Boston Therapeutics, Inc.

Boston Therapeutics, headquartered in Manchester, NH, (OTCQB: BTHE) is an innovator in designing compounds using complex carbohydrate chemistry. The company's product pipeline is focused on developing and commercializing therapeutic molecules that address diabetes and inflammatory diseases, including: BTI-320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose elevation, and IPOXYN, an injectable anti-necrosis drug designed initially to treat lower limb ischemia associated with diabetes. More information is available at www.bostonti.com and www.clinicaltrials.gov.

Cautionary Note Regarding Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as "May," "estimate," "could," "expect" and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others that our plans, expectations and goals regarding our clinical development of BTI-320 are subject to factors beyond our control. We can provide no assurance that we or our commercial partners will be able to generate market demand for BTI-320, and thus we may not be able to generate revenue from sales.

Moreover, we have incurred operating losses since our inception, and our ability to successfully develop, market, manufacture, distribute and sell drugs or over-the-counter products may be affected by our ability to manage costs and finance our continuing operations. For a discussion of additional risk and other factors affecting our business, see our Annual Report on Form 10-K for the year ended December 31, 2014, and our subsequent filings with the SEC.

You should not place undue reliance on forward-looking statements, and actual results may differ materially from the results anticipated in our forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

© Boston Therapeutics, Inc. All rights reserved.

Contact:

Boston Therapeutics, Inc.
David Platt, PhD
Chief Executive Officer
Phone: 603-935-9799
Email: david.platt@bostonti.com
www.bostonti.com

Source: Boston Therapeutics